Integrity Pinnacle, Pinnacle III, Pinnacle IV and Pinnacle V (pre-1-1-12)

Exhibit 99.10(B)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our reports dated April 20, 2020, (a) with respect to the statutory-basis financial statements of The Western and Southern Life Insurance Company, and (b) with respect to the statutory-basis financial statements of Integrity Life Insurance Company, in Post-Effective Amendment No. 10 to the Registration Statement (Form N-4 No. 333-175480) and Amendment No. 140 to the Registration Statement (Form N-4 No. 811-04844) and related Prospectus and Statement of Additional Information of Separate Account I of Integrity Life Insurance Company for the registration of the "Pinnacle, Pinnacle III, Pinnacle IV and Pinnacle V (pre 1-1-12)" flexible premium variable annuity.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 20, 2020